Exhibit 10.11
ENPRO INDUSTRIES, INC.
2020 EQUITY COMPENSATION PLAN
RESTRICTED STOCK UNITS AWARD AGREEMENT

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

GRANTED TO	GRANT DATE	NUMBER OF UNITS
[________________]	[Grant Date]	[_______]

This Restricted Stock Units Award Agreement, including all Exhibits hereto (the “Agreement”), is made between EnPro Industries, Inc., a North Carolina corporation (the “Company”), and you, an employee of the Company or one of its subsidiaries.

The Company sponsors the EnPro Industries, Inc. 2020 Equity Compensation Plan (the “Plan”). A prospectus describing the Plan is enclosed as Exhibit A. The Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

In recognition of the value of your contribution to the Company, you and the Company mutually covenant and agree as follows:

1.    Subject to the terms and conditions of the Plan and this Agreement, the Company awards to you the number of Restricted Stock Units shown above (the “Units”).

2.    You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Plan and this Agreement.

3.    The Units are issued pursuant to this Agreement and shall vest on the date(s) shown on the enclosed Exhibit B. You shall not have the right to sell or otherwise dispose of the Units or any interest therein.

4.    You shall have no right to vote any of the Units with respect to any matter presented for a vote of the holders of the Company’s Common Stock and, with respect to the Units, you shall not be entitled to receive any dividends on the Company’s Common Stock when such dividends are paid.

5.    Upon the vesting of Units in accordance with paragraph 3 and Exhibit B of this Agreement, you shall be entitled to receive from the Company (i) one share of Common Stock for each Unit that is vested and payable plus (ii) a cash payment equal to the aggregate amount of cash dividends paid with respect to one share of Common Stock from the Grant Date to and including the applicable vesting date. Notwithstanding the foregoing, if you are paid through a non-U.S. payroll, unless the Committee determines otherwise, upon the vesting of Units you shall be entitled to receive from the Company a cash payment in respect of each vested Unit equal to the Fair Market Value of one share of Common Stock on the applicable vesting date, plus, a cash payment equal to the aggregate amount of cash dividends paid with respect to one share of Common Stock from the Grant Date to and including the applicable vesting date.

6.    You acknowledge and agree that upon your Separation from Service prior to the Units becoming vested in accordance with paragraph 3 and Exhibit B of this Agreement or otherwise in accordance with the Plan, your right to receive payment on any such unvested Units shall automatically, without further act, terminate.

7.    You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by the Company as a condition precedent to the payment of any amount pursuant to this Agreement. In addition, you agree that, upon request, you will furnish a letter agreement providing that (i) you will not distribute or resell in violation of the Securities Act of 1933, as amended, any of shares of the Company’s Common Stock delivered in payment of the Units, (ii) you will indemnify and hold the Company harmless against all liability for any such violation, and (iii) you will accept all liability for any such violation.

8.    By executing and returning the Beneficiary Designation Form attached as Exhibit C, you may designate a beneficiary to receive any payment to be made hereunder in the event of your death while in service with the Company. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate.

9.    The existence of this award shall not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Company’s Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
10.    Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.

11.    By accepting this award, you acknowledge and agree that this award is subject to the following terms applicable to awards granted to employees outside the U.S. The Company reserves the right to impose other requirements on the award to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

i)    Nothing in the Plan forms part of the terms of your employment and the rights and obligations arising from your employment with the Company and its subsidiaries are separate from, and are not affected by, your participation in the Plan.

ii)    The grant of any Units to you does not create any right for you to be granted any further Units or to be granted Units on any particular terms, including the number of Units to which an award relates.

iii)    By participating in the Plan, you waive all rights to compensation for any loss in relation to the Plan, including: (A) any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the participant’s employment); (B) any exercise of a discretion or a decision taken in relation to any award, or any failure to exercise a discretion or take a decision; or (C) the operation, suspension, termination or amendment of the Plan.

iv)    By participating in the Plan, you consent to the collection, holding, processing and transfer of your personal data by the Company and any Subsidiary or any third party for all purposes relating to the operation of the Plan, including but not limited to, the administration and maintenance of participant records, providing information to future purchasers of the Company or any business in which you work and to the transfer of information about you to a country or territory outside the European Economic Area or elsewhere.

12.    Regardless of any action the Company or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this award, including the grant and vesting of the Units and the subsequent sale of any shares of Common Stock delivered in payment of any Units; and (ii) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate your liability for Tax-Related Items.

In the event the Company determines that it and/or your employer must withhold any Tax-Related Items as a result of your participation in the Plan, you agree as a condition of the grant of the Units to make arrangements satisfactory to the Company and/or your employer to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the vesting and payment of the Units. In addition, you authorize the Company and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to: withholding Tax-Related Items from your wages, salary or other cash compensation your employer pays to you; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any shares of Common Stock received in payment of Units; and at the time of vesting, withholding shares of Common Stock or the cash payment to be delivered in payment of the Units sufficient to meet the withholding obligations for Tax-Related Items. In the event that you have not advised the Company at least 21 days prior to the occurrence of any event requiring it and/or your employer to withhold any Tax-Related Items, you will be deemed to have irrevocably directed the Company and/or your employer to fulfill its withholding obligations by withholding any applicable Tax-Related Items from the vesting and payment of the Units. The Company may refuse to deliver shares of Common Stock, or the cash payment, upon vesting of the Units if you fail to comply with any withholding obligation.

2

13.    In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and the Company regarding the Units. Any prior agreements, commitments or negotiations concerning the Units are superseded. Subject to the terms of the Plan, this Agreement may only be amended by a written instrument signed by both parties.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

ENPRO INDUSTRIES, INC. _______________________________________ Robert S. McLean EVP, General Counsel, Chief Administrative Officer and Secretary	EMPLOYEE _______________________________
3

EXHIBIT A
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

PROSPECTUS

ENPRO INDUSTRIES, INC.

1,000,000 SHARES*

COMMON STOCK
____________

EnPro Industries, Inc. 2020 Equity Compensation Plan
____________

This Prospectus relates to the offer and sale of EnPro Industries, Inc. (the “Company”) common stock, par value $0.01 per share (“Common Stock”), to certain of our Service Providers (as defined below) under the EnPro Industries, Inc. 2020 Equity Compensation Plan, as amended from time to time (the “Plan”). The Plan was originally approved by our shareholders and became effective on April 29, 2020. The Plan replaced the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan (the “Predecessor Plan”). This Prospectus relates to the offer and sale of up to 1,000,000 shares of Common Stock plus the number of shares of Common Stock underlying any outstanding award granted under the Predecessor Plan that, following April 29, 2020, expires, or is terminated, surrendered, or forfeited for any reason without issuance of such shares (including for outstanding performance share awards to the extent they are earned at less than maximum), which, pursuant to the terms of the Plan shall be available for the grant of new awards under the Plan (shares of Common Stock being referred to as “Shares”). This Prospectus describes the material terms of the Plan. The Plan terminates ten years after the effective date (April 29, 2030), unless terminated earlier by the Company’s Board of Directors (the “Board”).

    The purpose of the Plan is to enhance our ability to attract and retain highly qualified Service Providers upon whose judgment, interest and special effort our success largely is dependent. The Plan is further intended to motivate such Service Providers to expend maximum effort to improve our business results and earnings, by providing an opportunity to acquire or increase a direct proprietary interest in the operations and future successes of the Company. The Plan is generally administered by Compensation and Human Resources Committee of the Board, as further described below in Part 1 under Administration. The Plan is not a qualified pension, profit-sharing or stock bonus plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Further, in the Board’s view, the Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

    For additional information concerning the Plan, Plan awards or Plan administrators, please contact Leilani Campbell by mail at 5605 Carnegie Boulevard, Suite 500, Charlotte, NC 28209, by telephone at (704) 731-1514, or by email at Leilani.Campbell@EnProIndustries.com.

    _______________
    The date of this Prospectus is May 8, 2020

PART 1 – SUMMARY OF PLAN

    The following summary of the Plan is subject to, and qualified in its entirety by reference to, all the provisions of the Plan, a copy of which may be obtained upon request.

Eligibility

    Only our Service Providers may be eligible to receive an award under the Plan. A “Service Provider” is an employee, officer, consultant or advisor of the Company or non-employee member of the Board, as determined by the Board. For purposes of this Prospectus, except when clearly noted otherwise, any reference to the “Company,” “us,” “our” or “we” means EnPro Industries, Inc. and any of our affiliates.

Number of Shares

    The total number of Shares initially available for grants under the Plan is 1,000,000. No new awards were permitted to be made under the Predecessor Plan after the effective date of the Plan.

    If an award made under the Plan or the Predecessor Plan expires, or is terminated, surrendered, or forfeited for any reason without issuance of Shares (including for performance share awards to the extent they are earned at less than maximum), the Shares covered by that award will be available for future grants under the Plan. Likewise, Shares covered by an award that is settled in cash remain available for grants under the Plan. Any substitute awards granted under the Plan do not count against the Share limit. (A substitute award is an award granted in assumption of, or in substitution for, an award of another company or business that is acquired by, or combines with, the Company.)

    Shares used to satisfy a tax withholding obligation for awards and, for stock options, shares used to pay any option exercise price, will be counted against the Share limit. Further, Shares repurchased by the Company with cash proceeds from the exercise of options will not be added back to the share reserve. For a share-settled stock appreciation rights (“SARs”), the gross number of Shares with respect to which the SAR is granted (not just the net Shares actually issued) will be counted against the Share limit. Shares issued pursuant to the Plan may be authorized but unissued shares, treasury shares, or shares purchased on the open market or otherwise.

Administration

    The Plan will be administered by the Board (the “Administrator”). The Board can designate the Compensation and Human Resources Committee of the Board or any other committee of the Board to act as the Administrator, and the Board retains the power to exercise any authority of the Administrator that the Board has otherwise delegated. The Board may also give one or more individuals the authority to make awards to certain non-executive employees of the Company, to the extent permitted by law.

    To the extent permitted under applicable law and the terms of the Plan, the Administrator also has the authority to take any actions and make any determinations it deems necessary or appropriate to the administration of the Plan, any award or any award agreement. Under the Plan, the Administrator has the full and final authority to (i) designate award recipients, (ii) determine the type of awards to be made, (iii) determine the number of Shares to be included in an award, (iv) establish the terms and conditions of each award, (v) prescribe the form of each award agreement, (vi) amend, modify or supplement the terms of an outstanding award, including authority to modify awards to award recipients employed outside of the United States as to recognize differences in local law, tax policy or custom, (vii) permit or require the deferral of any award payment into a deferred compensation arrangement in compliance with Section 409A of the Code (“Section 409A”) and (viii) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

    All determinations and decisions made by the Administrator pursuant to the Plan, any award or any award agreement will be final, binding and conclusive. The Administrator cannot be liable for any action or determination made in good faith with respect to the Plan, any award or award agreement.

Award Agreements; Minimum Vesting Requirements; Clawback of Gains

    Each award will be evidenced by an award agreement between you and the Company, setting forth the terms and provisions applicable to the award. An award may be contingent upon you executing the appropriate award agreement. No equity award granted under the restated and amended Plan may vest earlier than the first anniversary of the grant date, with the following minor exceptions. Substitute awards and shares delivered in lieu of fully vested cash awards are not subject to the one-year minimum vesting requirement. Awards to non-employee directors that vest upon the earlier of the one-year anniversary of the grant date or the next annual meeting of shareholders may vest no earlier than 50 weeks from the grant date. The Board may also grant equity awards not subject to the one-year minimum vesting requirement with respect to up to 5% of the available share reserve authorized for issuance under the Plan. Moreover, the Board may still provide for acceleration of vesting upon certain circumstances, including in cases of retirement, death, disability, or a change in control.

    The Plan provides that all awards are subject to federal, state and local laws and Company policies related to the recovery of compensation, as determined by the Administrator.

Types of Awards

    Pursuant to the Plan, the Administrator may grant Service Providers stock options, SARs, restricted stock, restricted stock units (“RSUs”), and other stock-based awards, any of which may be designated a performance award. An award may be granted by the Administrator at any time, either alone or in addition to, in tandem with, or in substitution or exchange for any other award granted under another Company plan.

    Stock Options. The Plan provides for the grant of options to purchase Shares at an option price (or “exercise price”) per Share which is not less than the fair market value of a Share at the close of business on the date of grant. However, if you own more than 10% of the total combined voting power of all classes of our outstanding stock as of the grant date and your option award was intended to be an Incentive Stock Option (“ISO”), the exercise price of your award will not be less than 110% of the fair market value of a Share on the date of grant. At the time of grant, the Administrator fixes the exercise price of the option, which is stated in your award agreement. The exercise price of any option award can never be less than the par value of a Share.

    In making an option award, the Administrator determines whether the award will be either an ISO or a nonqualified stock option (“NQSO”). (The tax treatment of an ISO compared to a NQSO is discussed below under Part 2 – Certain Federal Income Tax Consequences.) If the award agreement fails to specify the Administrator’s classification of the option, it is deemed to be a NQSO.

    The Administrator also establishes all other terms and conditions of each option award, including any additional vesting requirements, which are set forth in your award agreement. Options granted under the Plan will expire not more than 10 years from the date of grant, or under such circumstances and on such date as set forth in the Plan or as may be fixed by the Administrator which will be stated in your award agreement. However, if you own more than 10% of the total combined voting power of all classes of our outstanding stock as of the grant date and your option award was intended to be an ISO on the date of grant, your option cannot be exercised after 5 years from the date of grant. No option award can be exercised in whole or in part after an event that terminates the option award.

    Once an option has vested, it can be exercised by delivering an exercise notice to the Company and paying the applicable exercise price, and the optionholder will be entitled to receive the number of Shares with respect to which the option was exercised. (Payment of the exercise price is discussed further below under Form of Payment for Options and Restricted Stock.) Unless your award agreement provides differently, you will have no rights as a shareholder until the Shares covered under your option award are fully paid and issued to you following exercise.

    SARs. The Plan provides for the grant of SARs. Each SAR entitles the holder, upon exercise, to receive a payment equal to the excess of the fair market value of one Share on the date of exercise over the SAR exercise price, as determined by the Administrator. This payment may be made in cash or Shares, as determined by the Administrator. The award agreement applicable to any SAR will specify the exercise price, which will be fixed on the date of grant, and will not be less than the fair market value of a

Share on that date. SARs granted under the Plan may be granted alone or in conjunction with an option. If granted in tandem with an outstanding option, a SAR will have a price equal to the option exercise price, but cannot be less than the fair market value of a Share on the date the SAR is granted. The Administrator establishes all of the terms and conditions of any SAR, including when a SAR may be exercised. SARs granted under the Plan will expire not more than 10 years from the date of grant.

    Restricted Stock and RSUs. A restricted stock award is a grant of actual Shares issued in your name that are subject to certain vesting requirements and which we hold until the applicable vesting date, at which time the vested Shares are released to you. An RSU represents the right to receive one Share upon the applicable vesting date, but no Share is actually issued until vesting. An RSU may be settled in cash or Shares, as determined by the Administrator in your applicable award agreement. An award agreement for an RSU will provide whether such award will be settled within the time period for short term deferrals (as defined under Section 409A) or within the time of completion of certain events described in the award agreement.

    The Administrator determines whether an award will be restricted stock or RSUs, and establishes the restriction period and any additional restrictions applicable to the award. A restricted stock or RSU award cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restriction period or prior to the satisfaction of any applicable restrictions put in place by the Administrator.

    Unless otherwise specified in the award agreement, past services provided by you shall be considered adequate consideration for the restricted stock awarded to you or Shares issued in settlement of RSUs awarded to you. Notwithstanding the foregoing sentence, if specified in the award agreement, we may require you to purchase from us the restricted stock or Shares issued in settlement of RSUs for a price specified in your award agreement. You may pay the purchase price of your restricted stock or Shares issued in settlement of RSUs in the same form as described below in Form of Payment for Options and Restricted Stock, or, in the Administrator’s discretion, as described in your applicable award agreement, in consideration for your future services rendered. Once the restriction period and any conditions prescribed by the Administrator applicable to your restricted stock or RSUs expire or terminate, you will be delivered Shares, free of all restrictions, unless your award agreement provides otherwise.

    Unless the Administrator otherwise provides in your award agreement, if you hold a restricted stock award, you have the same rights as our shareholders, including voting and rights to dividends. RSUs, however, carry no voting or dividend rights, unless the applicable award agreement states otherwise. Also, if you hold an RSU, you have no greater rights than those of our general creditors.

    Other Stock-based Awards. The Plan permits other stock-based awards to be granted alone or in addition to or in conjunction with other awards under the Plan. Such awards may be granted in lieu of other cash or compensation you are entitled to or may be used in settlement of amounts payable in Shares under any other Company compensation plan or arrangement. The Administrator has the sole and complete authority to determine all conditions of such award, including the award recipients, the timing of the award and the number of Shares to be granted under the award. The applicable award agreement will confirm the award as deemed necessary by the Administrator. If you are granted any Shares under such award, you may not sell, assign, transfer, pledge or otherwise encumber the Shares prior to the date the Shares are issued or, if later, the date on which any applicable restriction, performance or deferral period lapses.

    Performance Awards. In addition to the above, the Plan authorizes the Administrator to make awards conditioned on the attainment of certain performance goals over a specified performance period. The Administrator determines who may receive performance awards, the applicable performance goals, and the performance results.

    Dividends and Dividend Equivalents. If your award agreement specifies, you may be entitled to receive dividends or dividend equivalents from Shares or other securities covered by your award. The terms and conditions of a dividend equivalent right will be included in your applicable award agreement. If you are credited with a dividend equivalent, in the Administrator’s sole discretion, it may be reinvested in additional Shares or other of our securities at a price per unit equal to the fair market value of a Share on the date such dividend was paid to shareholders. No dividends or dividend equivalents will vest or otherwise be paid out prior to the time that the underlying award has vested, and will accordingly be subject to cancellation and forfeiture if the award does not vest. No dividend equivalents will be awarded on stock options or SARs.

Form of Payment for Options and Restricted Stock; Delivery of Shares Pursuant to Awards

    You may pay the exercise price of an option either in cash or, to the extent permitted under your award agreement, by tendering Shares with a fair market value at the date of the exercise equal to the portion of the exercise price which you do not pay in cash. The purchase price for restricted stock or Shares issued in Settlement of RSUs may be paid in the same manner on the date of surrender, to the extent permitted under your award agreement. In the case of an ISO, however, the right to make payment in the form of already owned Shares may only be authorized at the time the award is granted. Payment of the option exercise price may be made by a cashless exercise as described under the Plan, to the extent permitted by law and to the extent provided for in your award agreement. If your award agreement so provides, the exercise price of an option or the purchase price for restricted stock or Shares issued in settlement of RSUs may be made in any other form that is consistent with applicable laws, regulations and rules.

    After you exercise an option and pay the full option exercise price, you will promptly be entitled to the issuance of Shares under the option. If you have been granted a restricted stock award or RSUs to be settled in Shares, the Administrator may specify the delivery method of the Shares covered by the restricted stock award or RSU award, as the case may be, in your applicable award agreement. With respect to any award that is paid in Shares, the Company may elect to deliver such Shares through the use of a book-entry, rather than by delivering stock certificates to you.

Award Limits

    Subject to any changes in capitalization permitted under the Plan (further described below under Effect of Changes in Capitalization and Certain Transactions), all 1,000,000 Shares reserved under the Plan are available for issuance under the Plan under ISOs. However, an option will constitute an ISO only if (i) the award recipient is a Company employee or an employee of our subsidiary within the meaning of Section 424(f) of the Code, (ii) the ISO is specifically provided for in the related award agreement and (iii) the aggregate fair market value of the Shares with respect to which all ISOs held by the award recipient become exercisable for the first time during any calendar year does not exceed $100,000.

Transferability of Awards

    You may not assign or transfer your award, except by your will or as permitted under the laws of descent and distribution. During your lifetime, only you personally (or your personal representative) may exercise rights under the Plan. However, if authorized by your award agreement, you may transfer, not for value, all or part of an award (other than an ISO) to any spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law or sister in- law, including your adoptive relationships, any person sharing your household (other than a tenant or employee) and any trust, foundation or entity, in accordance with Plan terms (a “Family Member”). After a permitted transfer, the award will continue to be subject to the same terms and conditions as it was before the transfer. Subsequent transfers of your award are only permitted if made to another Family Member.

Withholding for Payment of Taxes

    The Company can deduct, from payments of any kind otherwise due to you, any applicable federal, state or local taxes that are required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an award, (ii) upon the issuance of any Shares upon the exercise of an option or SAR, or (iii) otherwise due in connection with an award. We will reasonably determine the amount necessary for you to satisfy such withholding obligation. The Company has the discretion to allow you, or require you, to pay the applicable taxes by the Company withholding a number of Shares issuable to you equal in value equal to the required withholding amount, or by you delivering to us Shares you already own in such amount. The Shares so delivered or withheld shall have an aggregate fair market value equal to such withholding obligations (up to maximum statutory rates). The fair market value of the Shares is determined as of the date that the withholding tax is to be determined. Only Shares not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements may be used to satisfy your withholding obligation.

Effect of Changes in Capitalization and Certain Transactions

    In the event of any corporate event or transaction (including a change in the common stock or capitalization or our company), such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin off, or other distribution of stock or property or our company, a combination or exchange of our common stock, dividend in kind or other similar change in capital structure, number of outstanding shares of our common stock, distribution (other than normal cash dividends) to our shareholders or any similar corporate event or transaction, the aggregate number of Shares with respect to which awards may be made under the Plan, and the terms, types of shares and number of Shares of any outstanding awards under the Plan, will be equitably adjusted by the Administrator in its discretion to preserve the benefit of the award for both you and us.

Change in Control

    In connection with a change in control (as defined in the Plan), the Administrator may make such provision as it deems appropriate in its discretion with respect to all outstanding awards under the Plan.

Amendment and Termination of Plan

    The Board has the power to amend, suspend or terminate the Plan as to any awards which have not been made, provided that any amendment will be subject to shareholder approval to the extent stated by the Board, as required by applicable law or as required by applicable stock exchange listing requirements. Additionally, the exercise price of an option or SAR generally cannot be lowered (which is known as a “repricing”) without prior approval of shareholders. No amendment, suspension or termination of the Plan will materially impair the rights and obligations under your award without your consent. The Plan terminates automatically on April 29, 2030, unless terminated earlier by the Board. No awards can be granted after the Plan terminates. The applicable terms of the Plan, and any terms and conditions applicable to awards granted prior to the termination of the Plan shall survive the termination of the Plan and continue to apply to such awards.

PART 2 – CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    This section contains only a general discussion of the potential United States federal income tax consequences to you under the Plan. State or local tax rules, and tax rules applicable in jurisdictions outside the United Sates, are not discussed. The federal income tax consequences relating to the Plan are complex. You should consult with your personal tax advisor regarding such consequences.

Incentive Stock Options

    ISOs granted under the Plan are subject to the applicable provisions of the Code, including Section 422 of the Code. If Shares are issued to you upon the exercise of an ISO, and if you make no “disqualifying disposition” (as defined in the Code) of such Shares within one year after the exercise of the ISO or within 2 years after the date the ISO was granted, then (i) you will recognize no income at the time of the grant of the ISO, (ii) you will recognize no income, for regular income tax purposes, at the date of exercise, (iii) upon sale of the Shares acquired by exercise of the ISO, any amount realized in excess of the exercise price will be taxed to you, for regular income tax purposes, as a capital gain and any loss sustained will be a capital loss, and (iv) we will not be allowed to take any deduction for federal income tax purposes. The applicable capital gain tax rate will depend on how long the Shares were held and on your income tax bracket. If you make a “disqualifying disposition” of such Shares, you will realize taxable ordinary income in an amount equal to the excess of the fair market value of the Shares purchased at the time of exercise (or, if less, the fair market value of the Shares at the time of sale) over the exercise price (the “Bargain Purchase Element”), and we will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the Bargain Purchase Element realized upon a “disqualifying disposition” will be taxable as capital gain to the holder (for which we will not be entitled a federal income tax deduction). Upon exercise of an ISO, you may be subject to alternative minimum tax.

Nonqualified Stock Options

    With respect to NQSOs granted under the Plan, (i) you will recognize no income at the time the NQSO is granted, (ii) at exercise, you will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise, and we will receive a tax deduction for the same amount, and (iii) on disposition, appreciation or depreciation after the date of exercise is treated as a capital gain or loss, in which case the applicable capital gain tax rate will depend on how long you held the Shares and on your income tax bracket.

Stock Appreciation Rights

    With respect to each SAR granted under the Plan, (i) you will recognize no income at the time the SAR is granted, and (ii) at exercise, you will recognize ordinary income in an amount equal to the difference between the SAR exercise price per Share and the fair market value of a Share on the date of exercise. We will receive a tax deduction for the same amount.

Restricted Stock

    Upon becoming entitled to receive Shares at the end of the applicable restriction period without a forfeiture, you will have ordinary income in an amount equal to the fair market value of the Shares at that time. However, if you make an election under Section 83(b) of the Code within 30 days of the date of grant, you will have ordinary taxable income on the date of grant equal to the fair market value of the Shares of restricted stock as if the Shares were unrestricted and could be sold immediately. If you forfeit the Shares subject to such election, you will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the Shares after the forfeiture period has expired, the holding period to determine whether you have long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the Shares when the restriction period expires. However, if you timely elect to be taxed as of the date of grant, the holding period commences on the date of grant and the tax basis will be equal to the fair market value of the Shares on the date of grant as if the Shares were then unrestricted and could be sold immediately. We generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to you.

Restricted Stock Units

    If you are awarded RSUs under the Plan, you will not recognize income and we will not be allowed a deduction at the time the award is made. When you receive payment for RSUs in cash or Shares, the amount of the cash and the fair market value of the Shares received will be ordinary income to you and will be allowed as a deduction for federal income tax purposes to us. However, if there is a substantial risk that any Shares used to pay out earned RSUs will be forfeited (for example, because the Administrator conditions such Shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In this case, you can elect to make a Section 83(b) election as previously described. We can take the deduction at the time you recognize the income.

Other Stock-based Awards

    The tax treatment of an other stock-based award will depend on the terms of the award. If you receive a stock-based award that is not subject to any restrictions or conditions at the time of grant and the payment date of the award is not otherwise deferred, the payment will be taxable to you as ordinary income at the time of grant. If you receive a stock-based award that is subject to restrictions or conditions at the time of grant or the payment date of the award is deferred until a later date, you will recognize ordinary income at the time payment is actually made under the award. In either case, we can take the deduction at the time you recognize the income. If you receive a stock-based award that is subject to vesting in one year but payment is deferred until a later year, employment taxes will generally be paid in the year of vesting.

Section 409A of the Code

    Certain awards granted under the Plan may provide for the deferral of compensation subject to Section 409A, including RSUs and other stock-based awards. Generally, a deferral of compensation occurs for purposes of Section 409A when an award vests in one year, but payment under the award is not made until a later year. If you receive an award that is subject to Section 409A and the terms of the award do not comply with certain requirements of Section 409A, ordinary income under the award may be accelerated to the year of vesting, rather than the year of payment. Further, you may be required to pay an additional 20% tax on the value of the award, as well as additional interest penalties.

Section 162(m) of the Code

    Because the Company is a publicly-held corporation, Section 162(m) may limit our income tax deductions for compensation paid to certain executive officers in excess of $1,000,000 each year.

PART 3 – RESTRICTIONS ON RESALE

    In no event may you sell Shares, whether acquired pursuant to the Plan or otherwise, if you are in possession of material information regarding the Company that has not been publicly disclosed.

    Further, if you are one of our “affiliates” as defined in Rule 405 under the Securities Act, resales of Shares that you acquire under awards under the Plan will be subject to the volume, manner of sale and reporting requirements of Rule 144 under the Securities Act unless we register your Shares under the Securities Act for resale pursuant to a separate prospectus. If you are a member of the Board or have been designated as one of our reporting officers for purposes of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), resales of Shares that you acquire under awards pursuant to the Plan may be “matched” with non-exempt purchases of Shares within the previous or following 6 months for purposes of the “short-swing profits” recovery provisions of Section 16(b) unless the granting of the award complies with the requirements of Rule 16b-3 under the Exchange Act. You are advised to consult with counsel regarding your status as an affiliate, Board member or as a Section 16(b) reporting officer and the application of other federal and state securities laws to resales of Shares that you acquire pursuant to the Plan.

PART 4 – ADDITIONAL INFORMATION

    We have filed a registration statement with respect to the Shares offered under the Plan with the Securities and Exchange Commission under the Securities Act. The registration statement incorporates by reference certain documents including our most recent Annual Report on Form 10K and all subsequent reports on Form 10-K, Form 10-Q and Form 8-K, our proxy statements, and a description of the Shares included as an exhibit to our most recent Form 10K, which documents are also incorporated by reference in this Prospectus.

    We will promptly furnish, without charge and upon your request, a copy of any of the documents incorporated by reference in the registration statements and in this Prospectus (other than exhibits to such documents which are not specifically incorporated by reference in such documents), as well as our most recent Annual Report to Shareholders, if any, and any and all documents supplementing or updating the information contained in this Prospectus (including Plan information previously delivered, if requested). Such requests should be addressed to Leilani Campbell by mail at 5605 Carnegie Boulevard, Suite 500, Charlotte, NC 28209, by telephone at (704) 731-1514, or by email at Leilani.Campbell@EnProIndustries.com. These documents are also available without charge under the “For Investors” header and “Financials” subheader on the Company’s website at www.enproindustries.com.

EXHIBIT B

ENPRO INDUSTRIES, INC.
2020 EQUITY COMPENSATION PLAN
RESTRICTED STOCK UNITS AWARD AGREEMENT

Vesting of Units

(a)    Vesting Schedule. Subject to the provisions of paragraph (b) and (c) below, the Units shall become vested as follows if you remain in Service through the dates specified (each a “Vesting Date”): one-third (1/3) of the Units will vest the first anniversary of the Grant Date, one-third (1/3) of the Units will vest on the second anniversary of the Grant Date, and one-third (1/3) of the Units will vest on the third anniversary of the Grant Date. Only a whole number of Units will become vested as of any given Vesting Date. If the number of Units determined as of a Vesting Date is a fractional number, the number vesting will be rounded down to the nearest whole number with any fractional portion carried forward. Vested Units shall be paid as soon as administratively practicable (not more than 30 days) after the applicable Vesting Date.

(b)    Separation from Service Prior To Vesting. Any unvested Units shall be forfeited if you have a Separation from Service prior to a Vesting Date, subject to the following:

(i)Death or Disability. If, prior to a Vesting Date, you have a Separation from Service due to your death or because you incur a Disability, then any unvested Units shall become immediately vested upon the date of your death or Disability and shall be paid as soon as administratively practicable (not more than 30 days) after the date of your death or Disability.

(ii)Retirement. If you have a Separation from Service prior to a Vesting Date due to your Retirement, any unvested Units shall continue to vest in accordance with paragraph 3 and Exhibit B of this Agreement and shall be paid as soon as administratively practicable (not more than 30 days) after each Vesting Date or if earlier as soon as administratively practicable (not more than 30 days) after the date of your death.

(c)    Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control, the Units will vest as follows:

(i)    To the extent the Units are assumed, converted or replaced by the resulting entity in the Change in Control, if within two years after the date of the Change in Control you have a Separation from Service either (A) by the Company other than for “Cause” or (B) by you for “Good Reason” (each as defined in paragraph (d) below), then the Units shall become vested in full and shall be paid as soon as administratively practicable (not more than 30 days) after the date of such Separation from Service; provided, however, that if you are eligible for Retirement under paragraph (b) above as of the date of such Separation from Service, payment of the Units shall be made in accordance with the vesting schedule set forth in paragraph 3 and Exhibit B of this Agreement and shall be paid as soon as administratively practicable (not more than 30 days) after each Vesting Date, or if earlier as soon as administratively practicable (not more than 30 days) after the date of your death, to the extent necessary to avoid the imposition of any additional tax under Section 409A.

(ii)    To the extent the Units are not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control, the Units shall become vested in full and shall be paid as soon as administratively practicable (not more than 30 days) after the date of the Change in Control.

(d)    Definitions. For purposes of this Exhibit B, the following terms shall have the following meanings:

(i)“Cause” shall be defined as that term is defined in your offer letter or other applicable employment or, in the case of a Change of Control, management continuity agreement; or, if there is no such definition, “Cause” means your Separation from Service due to (A) the willful and continued failure by you to substantially perform your duties with the Company, which failure causes material and demonstrable injury to the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and after you have been given a period (hereinafter known as the "Cure Period") of at least thirty (30) days to correct your performance, (B) the willful engaging by you in other gross misconduct materially and demonstrably injurious to the Company, (C) conviction of a felony or a misdemeanor involving moral turpitude, (D) your willful receipt of an improper personal benefit that demonstrably injures the Company, and (E) your material violation of the Company’s code of conduct, code of ethics, or other written policies. For purposes hereof, no act, or failure to act, on your part shall be considered "willful" unless conclusively demonstrated to have been done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.
B-1

(ii)“Disability” means that you have been determined to be totally disabled under the Company's Long-Term Disability Plan.

(iii)“Good Reason” shall be defined as that term is defined in your offer letter or other applicable employment or management continuity agreement; or, if there is no such definition, “Good Reason” means, provided that you have complied with the Good Reason Process, the occurrence of any of the following events without your consent: (A) a material diminution in your responsibility, authority or duty; (B) a material diminution in your base salary except for across-the-board salary reductions based on the Company and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its Subsidiaries; or (C) the relocation of the office at which you were principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or your being required to be based anywhere other than such office, except to the extent you were not previously assigned to a principal location and except for required travel on your employer’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control.

(iv)“Good Reason Process” means that (A) you reasonably determine in good faith that a Good Reason condition has occurred; (B) you notify the Company and its Subsidiaries in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (C) you cooperate in good faith with the Company and its Subsidiaries’ efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (E) you have a Separation from Service for Good Reason within sixty (60) days after the end of the Cure Period. If the Company or its Subsidiaries cures the Good Reason condition during the Cure Period, and you have a Separation from Service due to such condition (notwithstanding its cure), then you will not be deemed to have had a Separation from Service for Good Reason.
(v)“Retirement” means your Separation from Service that occurs at least six months after the Grant Date of the Units and after either (A) attainment of age 65, or (B) attainment of age 60 with at least ten years of service with the Company and its Subsidiaries (based on years of service determined under any applicable benefit plan of the Company in which you participate or such other means as determined by the Company), other than a Separation from Service due to the your death, Disability, or by action of the Company for Cause.
B-2

EXHIBIT C
ENPRO INDUSTRIES, INC.
2020 EQUITY COMPENSATION PLAN
RESTRICTED STOCK UNITS AWARD AGREEMENT
Beneficiary Designation Form
Please complete this form only if you haven’t already designated a beneficiary for your Units granted under the Plan (defined below) or if you wish to change your current beneficiary designation. Completed forms should be returned to the Human Resources Department at 5605 Carnegie Blvd., Suite 500, Charlotte, NC 28209.

GRANT DATE	NUMBER OF UNITS

With respect to the above described award of Units under the EnPro Industries, Inc. 2020 Equity Compensation Plan (the “Plan”), I hereby designate the following person or entity as my beneficiary with respect to any delivery of payment with respect to the Units in the event of my death.
If my beneficiary named below predeceases me, any such payment will be made to my estate.

Name and Address of Beneficiary	Social Security #	Relationship to Participant

I understand that I may change this designation at any time by executing a new form and delivering it to the Human Resources Department. This designation supersedes any prior beneficiary designation made by me under the Plan with respect to the Units.

    Employee’s Name (Please print)

Witness: ____________________________
        Signature of Employee

    Date:

Received by the Human Resources Department this ____ day of _________, _____.

By:

C-1